Exhibit 99.5

WEBMD HEALTH CORP.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO

FREE CASH FLOW

FOR THE YEAR ENDED DECEMBER 31, 2016

(In thousands, unaudited)

Net cash provided by operating activities	$161,153
Excess tax benefit on stock-based awards	54,258
Purchases of property and equipment	(29,785)

Free Cash Flow	$185,626

Free Cash Flow is defined as net cash provided by operating activities, including the excess tax benefit on stock-based awards, less cash used for purchases of property and equipment. We believe Free Cash Flow is useful to investors because it represents the cash that our Company generates, after taking into account cash used for purchases of property and equipment. We include the excess tax benefit on stock-based awards in the definition of Free Cash Flow as this represents a cash tax benefit related to the use of our tax net operating losses generated by stock-based compensation, although as required by GAAP, it is presented in the financing section of the consolidated statement of cash flows rather than in the operating section. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.